EXECUTION VERSION

NINTH AMENDMENT AGREEMENT

Dated as of May 8, 2003

among

LILLIAN VERNON CORPORATION,

as Borrower,

LVC RETAIL CORPORATION and

LILLIAN VERNON INTERNATIONAL, LTD.

as Guarantors,

JPMORGAN CHASE BANK
(formerly known as The Chase Manhattan Bank),

as Agent,

and

THE BANKS NAMED HEREIN

To The Credit Agreement Dated as of August 19, 1996

     THIS NINTH AMENDMENT AGREEMENT, dated as of May 8, 2003 (this “Amendment”), among LILLIAN VERNON CORPORATION, a Delaware corporation (the “Borrower”), LVC RETAIL CORPORATION, a Delaware corporation (“LVC”), and LILLIAN VERNON INTERNATIONAL, LTD., a New York corporation (“LVI Inc.”, and together with LVC, the “Guarantors”), the several banks from time to time parties to the Agreement (as defined below) (the “Banks”) and JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as agent for the Banks hereunder (in such capacity, the “Agent”);

W I T N E S S E T H :

          WHEREAS, the parties hereto have entered into a Revolving Credit Agreement dated as of August 19, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”);

          WHEREAS, the Borrower has requested the Banks reduce the amount of the credit facility and amend certain of the other provisions of the Agreement as hereinafter set forth, in each case effective as of the date hereof (the “Amendment Effective Date”); and

          WHEREAS, the Borrower and Guarantors desire, and each Bank and the Agent are willing, on the terms and conditions set forth below, to modify certain terms of the Agreement as set forth below;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

     SECTION 1.     Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings specified in the Agreement.

     SECTION 2.     Amendment to the Agreement.

     (a)     Section 1.01 of the Agreement is hereby amended by deleting the definitions of “Guarantors” and “Maturity Date” contained therein and inserting in lieu thereof the following:

“‘Guarantors’ shall mean LVC Retail Corporation, a Delaware corporation, and Lillian Vernon International, Ltd., a New York corporation, and any person that shall become a Guarantor in accordance with Section 5.11.”

“‘Maturity Date’ shall mean the earlier to occur of (x) August 31, 2003 and (y) the date on which the merger contemplated by that certain Agreement and Plan of Merger dated as of April 15, 2003 between the Borrower and Ripplewood Holdings L.L.C. is consummated.”

     (b)     Schedule 2.01 to the Agreement is hereby amended by deleting such schedule in its entirety and inserting in lieu thereof the Schedule 2.01 attached to this Amendment.

     (c)     Section 4.01 of the Agreement is hereby amended by adding a new paragraph (e)

at the end thereof to read as follows:

(e) Notwithstanding any other provision contained in this agreement or in any other Loan Document to the contrary, as of May 8, 2003, the Banks shall have no obligation to lend under Section 2.01 hereof (with respect to their Tranche 1 Commitments) until the Borrower shall have executed and delivered to each Bank an executed copy of a security agreement, which security agreement shall (i) grant to the Agent, on behalf of the Banks, a lien in all of the Borrower’s personal property located at its National Distribution Center, 2600 International Parkway, Virginia Beach, VA 23452, together with a lien on all accounts receivables arising out of its operations at such location, and (ii) be in form and substance reasonably satisfactory to the Banks.

     (d)     Section 6.01(f) of the Agreement is hereby amended by adding the following proviso to the end thereof:

provided, further, however, that the Borrower shall not mortgage, lien or encumber, nor suffer to exist any mortgage, lien or encumbrance on, its property located at 2600 International Parkway, Virginia Beach, VA 23452, except for such mortgages, liens and encumbrances as are described in paragraphs (a), (b), (c), (d) and (e) of this Section 6.01.

     (e)     Section 6.11 of the Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

SECTION 6.11. Consolidated Net Income. Permit Consolidated Net Income to be less than zero for any fiscal year, calculated in accordance with GAAP; provided that for the fiscal periods set forth below the Borrower may have a net loss of up to but not exceeding the Permitted Net Loss set forth opposite such period as follows:

Fiscal Period	Permitted Net Loss

Fiscal Year 2003, four quarters, year to date	$19,000,000
Fiscal Year 2004, first quarter	$7,000,000

     (f)      Section 6.12 of the Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

SECTION 6.12. Consolidated Working Capital. With respect to each fiscal period set forth below, permit the Consolidated Working Capital to be less than the amount set forth opposite such period as follows:

Fiscal Period	Consolidated Working Capital

4th Quarter 2003	$39,000,000
1st Quarter 2004	$26,000,000
2nd Quarter 2004	$24,000,000
3rd Quarter 2004	$15,000,000

     (g)     Section 6.14 of the Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

SECTION 6.14. Consolidated Tangible Net worth Plus Subordinated Debt. With respect to each fiscal period set forth below, at any time permit the sum of Consolidated Tangible Net Worth plus Subordinated Debt to be less than the amount set forth opposite such period as follows:

Fiscal Period	Consolidated Tangible Net Worth plus Subordinated Debt

4th Quarter 2003	$71,000,000
1st Quarter 2004	$64,000,000
2nd Quarter 2004	$75,000,000
3rd Quarter 2004	$80,000,000

     (h)     Article VI of the Agreement is hereby amended by adding a new Section 6.18 at the end thereof to read as follows:

SECTION 6.18. Negative Pledge. Enter into any agreement (other than the Agreement and Plan of Merger referred to in paragraph (j) of Article VII hereof) containing any provision prohibiting the creation or assumption of any mortgage, pledge, lien, charge or other encumbrance upon its properties, revenues or assets, whether now owned or hereafter acquired, or restricting the ability of the Borrower or any Guarantor to amend or modify this agreement or any other Loan Document.

     (i)     Article VII of the Agreement is hereby amended by adding a new paragraph (j) immediately following paragraph (i) thereof to read as follows:

(j) the merger contemplated by that certain Agreement and Plan of Merger dated as of April 15, 2003 between the Borrower and Ripplewood Holdings L.L.C. shall not have been consummated by August 31, 2003, or such agreement shall have been terminated by any party thereto or no longer be in full force and effect.

     SECTION 3.     Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction or waiver of all of the following conditions precedent:

     (A)     The parties hereto shall have duly executed and delivered this Amendment.

     (B)     The Agent shall have received certificates of the Secretary or Assistant Secretary of the Borrower and each of the Guarantors dated as of the Amendment Effective Date, certifying: (i) that its respective By-laws either are attached to such certificate, or to the extent not attached have not been amended since the Closing Date, (ii) that its respective charter or certificate, as the case may be, either is attached to such certificate or to the extent not attached has not been amended since the Closing Date, and (iii) as to the incumbency and signatures of each of its respective officers executing this Amendment and any other documents to which it is a party.

     (C)     The Agent shall have received from the Borrower the fees and expense reimbursements referred to under Section 8 hereof.

     SECTION 4.     Representations and Warranties. In order to induce the Banks and Agent to enter into this Amendment, the Borrower and the Guarantors hereby jointly and severally represent and warrant to the Agent: (i) that the representations and warranties contained in the Agreement are true and correct on and as of the Amendment Effective Date as though made on and as of such date, except for changes which have occurred and which were not prohibited by the terms of the Agreement; (ii) that no Default or Event of Default has occurred and is continuing, or would result from the execution, delivery and performance by the Borrower and the Guarantors, of this Amendment or the Agreement (as amended by this Amendment); (iii) that the Borrower and the Guarantors have full power, right and legal authority to execute, deliver and perform its obligations under this Amendment; (iv) that the Borrower and Guarantors have taken all action necessary to authorize the execution and delivery of, and the performance of its obligations under this Amendment; (v) that this Amendment constitutes a legal, valid and binding obligation of the Borrower and the Guarantors enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and (vi) the Borrower owns the real property located at 2600 International Parkway, Virginia Beach, VA 23452, and has good and lawful right to convey the same and that such property is free and clear from any and all liens whatsoever, except such liens as are described in paragraphs (a), (b), (c), (d) and (e) of Section 6.01 of the Agreement.

     SECTION 5.     Consent to Merger. The Borrower hereby represents and warrants that Lillian Vernon Fulfillment Services, Inc. (heretofore a Guarantor under the Agreement) has been acquired by, merged into or consolidated with the Borrower as of the date hereof (the “Merger”), and that the Borrower has assumed all obligations and liabilities of Lillian Vernon Fulfillment Services, Inc. from and after the date hereof, including without limitation all such obligations and liabilities arising under the Loan Documents. The Banks and the other parties hereto hereby consent to the Merger.

     SECTION 6.     Guaranty. The Guarantors each acknowledge receipt of a copy of this Amendment Agreement and hereby ratify and affirm their guaranty of the Obligations of the Borrower under the Agreement as amended hereby.

     SECTION 7.     Reference to and Effect on the Documents. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in documents related to the Agreement, shall mean and be a reference to the Agreement as amended hereby. Except as specifically amended hereby, the Agreement and all such related documents, and all other documents, agreements, instruments or writings entered into in connection therewith, shall remain in full force and effect and are hereby ratified, confirmed and acknowledged by the Borrower.

     SECTION 8.     Fees and Expenses. The Borrower agrees to pay or reimburse the Agent, as stated in Section 10.05 of the Agreement (as amended hereby), for its reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel to the Agent incurred by the Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder. For the avoidance of doubt, the Lenders acknowledge that there shall be no fee due and owing to them solely by virtue of the occurrence of the Maturity Date (as such term is amended by this Amendment).

     SECTION 9.     Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to its conflict of laws principles.

     SECTION 10.   Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing any such counterpart.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, As Bank and as Agent,

By:	/s/ MARGARET J. NOLAN Name: Margaret J. Nolan Title: Vice President

SUNTRUST BANK

By:	/s/ BRUCE W. NAVE Name: Bruce W. Nave
Title: Senior Vice President

SIGNATURE PAGE TO NINTH AMENDMENT
TO LILLIAN VERNON CREDIT AGREEMENT

LILLIAN VERNON CORPORATION

By:	/s/ RICHARD P. RANDALL
Name: Richard P. Randall
Title: Executive Vice President,
Chief Operating Officer,
Chief Financial Officer

LVC RETAIL CORPORATION

By:	/s/ HARRIET KRAYNIK
Name: Harriet Kraynik
Title: Secretary/Treasurer

LILLIAN VERNON INTERNATIONAL, INC.

By:	/s/ SUSAN C. HANDLER Name: Susan C. Handler
Title: Secretary

SCHEDULE 2.01

COMMITMENTS

TRANCHE 1

TRANCHE 1	TRANCHE 1
BANK	COMMITMENT AMOUNT

JPMORGAN CHASE BANK	$2,500,000
SUNTRUST BANK	$2,500,000

TOTAL	$5,000,000

TRANCHE 2

TRANCHE 2	TRANCHE 2
BANK	COMMITMENT AMOUNT

JPMORGAN CHASE BANK	$10,000,000

TOTAL	$10,000,000